Exhibit 99.12

AMENDING AGREEMENT

TO PERFORMANCE SHARE UNIT PLAN FOR EMPLOYEES OF ENCANA CORPORATION

RECITALS:

A.

It was determined that Encana Corporation (“Encana”) reorganize the structure of Encana and its subsidiaries pursuant to a series of reorganization transactions, which included, among other things, (i) completing an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, pursuant to which, among other things, Encana completed a consolidation of the common shares of Encana (“Encana Common Shares”) on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”), (ii) Ovintiv Inc. (the “Corporation”), a wholly-owned subsidiary of Encana, ultimately acquiring all of the issued and outstanding Encana Common Shares in exchange for shares of the Corporation on a one-for-one basis and becoming the parent company of Encana and its subsidiaries, and (iii) following the completion of the Arrangement, the Corporation migrating out of Canada and becoming a Delaware corporation (collectively, the “Reorganization”).

B.

Prior to the Reorganization, Encana administered the “Performance Share Unit Plan for Employees of Encana Corporation” (the “PSU Plan”), which was amended and restated with effect from January 1, 2010, and further amended as of July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018, pursuant to which a number of awards of performance share units were made to Encana employees (the “Encana PSUs”).

C.	As part of the Reorganization, and as of the Effective Date (as defined below), the Corporation assumed all of the outstanding Encana PSUs.

D.

The Corporation wishes to continue the administration of a performance share unit plan for employees of the Corporation on substantially the same terms as set forth in the PSU Plan and the Grant Agreements (as defined below), and hereby adopts the PSU Plan in its entirety, subject to certain modifications.

E.	To clarify and confirm the above, the Corporation wishes to amend the PSU Plan and the Grant Agreements as more particularly set forth in this Agreement.

F.	Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the PSU Plan.

THEREFORE:

ARTICLE 1

AMENDMENTS

1.1	Effective Date

This Amending Agreement (this “Agreement”) is effective as of January 24, 2020 (the “Effective Date”).

1.2	References

All references to “Encana Corporation”, including its logo, in the PSU Plan and the Grant Agreements are deleted and replaced with “Ovintiv Inc.”, and the Corporation’s logo.

1.3	Cover Page

The language on the cover page and page 1 of the PSU Plan, which reads “Amended and restated with effect from January 1, 2010, and reflective with amendments made as of July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018” is deleted and replaced with:

Adopted with effect from January 24, 2020

1.4	Definitions

Section 1.3.6 of the PSU Plan is deleted and replaced with:

“Business Day” means any day other than a Saturday or a Sunday, a statutory holiday in Colorado or any day on which the principal chartered banks located in Denver are not open for business during normal banking hours.

1.5	Governing Law

Section 2.2 of the PSU Plan is deleted and replaced with:

The Plan shall be governed and interpreted in accordance with the laws of the State of Delaware and any actions, proceedings or claims pertaining in any manner or respect to the Plan, including without limitation, an applicable Grant Agreement or a PSU grant in respect thereof, shall be commenced in the courts of the State of Delaware.

1.6	Adjustment and Redenomination

In accordance with Section 5.3 of the PSU Plan, the Board has determined that the Encana PSUs awarded under the PSU Plan (including dividend equivalents) prior to the Effective Date have been redenominated to reflect the Share Consolidation, such that for every five Encana PSUs held by a Participant prior to the Share Consolidation, the Participant now holds one PSU following completion of the Reorganization (including the Share Consolidation). Such Encana PSUs have been credited to the PSU Accounts held by such Participants under the PSU Plan, as amended by this Agreement (the “Amended Plan”) and shall thereafter be considered PSUs for purposes of the Amended Plan. For greater certainty, any elections made by a Participant in connection with the Encana PSUs (including but not limited to elections made by U.S. Participants as of the date(s) on which such PSUs are to be redeemed) remain valid and binding, and cannot be revoked or otherwise modified except in accordance with the terms of the Amended Plan. Further, any provisions under the PSU Plan with respect to the timing of payments of the Encana PSUs awarded under the PSU Plan will continue to apply to the PSUs to which such Encana PSUs relate, as applicable.

1.7	Cost Allocation

Notwithstanding anything else in the PSU Plan or this Agreement, the Corporation and Ovintiv Canada ULC (formerly known as Encana) (“Ovintiv Canada”) may allocate the cost of the Encana PSUs between them based on the amount of time that each such Encana PSU was outstanding on a pre-Share Consolidation and post-Share Consolidation basis, or on such other basis as may be agreed to between the Corporation and Ovintiv Canada, acting reasonably.

1.8	PSU Grant Agreements

(a)	This Agreement applies to each grant agreement that has been executed with respect to the Encana PSUs using following grant agreement templates:

(i)	Canadian Executive 2017 PSU Grant Agreement;

(ii)	Canadian VP/Director/Manager 2017 PSU Grant Agreement;

(iii)	U.S. Executive 2017 PSU Grant Agreement;

(iv)	U.S. VP/Director/Manager 2017 PSU Grant Agreement;

(v)	Canadian Employee 2018 PSU Grant Agreement;

(vi)	Canadian Executive 2018 PSU Grant Agreement;

(vii)	U.S. Employee 2018 PSU Grant Agreement; and

(viii)	U.S. Executive 2018 PSU Grant Agreement,

(collectively, the “Grant Agreements”).

(b)

The provision forming the first recital of the Canadian Executive 2017 PSU Grant Agreement, the Canadian VP/Director/Manager 2017 PSU Grant Agreement, the U.S. Executive 2017 PSU Grant Agreement and the U.S. VP/Director/Manager 2017 PSU Grant Agreement, which reads “WHEREAS the Corporation has adopted a Performance Share Unit Plan for Employees of Encana Corporation (the “Plan”), as amended and restated effective January 1, 2010 and reflective with amendments made as of July 20, 2010, and as of February 24, 2015;”, is deleted and replaced with:

WHEREAS the Corporation has adopted a Performance Share Unit Plan for Employees of Ovintiv Inc. (the “Plan”), effective January 24, 2020;

(c)

Section 14 of the Canadian Executive 2017 PSU Grant Agreement, the U.S. Executive 2017 PSU Grant Agreement, the Canadian Executive 2018 PSU Grant Agreement and the U.S. Executive 2018 PSU Grant Agreement, and Section 13 of the Canadian VP/Director/Manager 2017 PSU Grant Agreement, the U.S. VP/Director/Manager 2017 PSU Grant Agreement, the Canadian Employee 2018 PSU Grant Agreement and the U.S. Employee 2018 PSU Grant Agreement, is deleted and replaced with:

This Agreement and the rights of all parties and the construction of each and every provision hereof and the Plan and any PSUs granted hereunder shall at all times and for all purposes be construed according to the laws of the State of Delaware and shall be treated in all respects as a Delaware contract, without reference to the principles of conflicts of law. In the event of a dispute, You agree to submit to the jurisdiction of the courts of the State of Delaware.

(d)

The provision forming part of Section 16 of the Canadian Executive 2017 PSU Grant Agreement, the U.S. Executive 2017 PSU Grant Agreement, the Canadian Executive 2018 PSU Grant Agreement and the U.S. Executive 2018 PSU Grant Agreement, and Section 15 of the Canadian VP/Director/Manager 2017 PSU Grant Agreement, the U.S. VP/Director/Manager 2017 PSU Grant Agreement, the Canadian Employee 2018 PSU Grant Agreement and the U.S. Employee 2018 PSU Grant Agreement, which reads “Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, please contact Encana’s Privacy Officer at privacy@encana.com.”, is deleted and replaced with:

Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, please contact Ovintiv’s Privacy Officer at privacy@ovintiv.com.

(e)

The provision forming part of Schedule “B” of the Canadian Executive 2017 PSU Grant Agreement, the U.S. Executive 2017 PSU Grant Agreement, the Canadian Executive 2018 PSU Grant Agreement and the U.S. Executive 2018 PSU Grant Agreement, which reads “By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of the 22nd day of October, 2012 (the “Effective Date”).”, is deleted and replaced with:

By resolution of the Board of Directors (the “Board”) of Ovintiv Inc. (“Ovintiv” or the “Corporation”), this Policy is effective as of the 24th day of January, 2020 (the “Effective Date”).

ARTICLE 2

GENERAL

2.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Delaware, without reference to conflict of laws principles.

2.2	Execution and Delivery

This Agreement may be signed or executed by facsimile or portable document format and the signing or execution by way of facsimile or portable document format shall have the same effect as the signing or execution of the original.

[Signature Page Follows]

IN WITNESS OF WHICH the Corporation has executed this Agreement as of the Effective Date set forth above.

OVINTIV INC.

By:	/s/ Mike Williams
Name: Mike Williams
Title: Executive Vice-President, Corporate Services

Signature Page to Amending Agreement to Performance Share Unit Plan for Employees of Encana Corporation